Term sheet No. 331UU To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement UU dated October 31, 2007	Registration Statement No. 333-137902 Dated March 3, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank X-Alpha USD Excess Return® Index due March 28*, 2013

General

•

Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank X-Alpha USD Excess Return® Index due March 28*, 2013 (the “securities” or “BUyS”) are designed for investors who seek an enhanced return of 190% to 210% (to be determined on the Trade Date) of the appreciation, if any, of the Deutsche Bank X-Alpha USD Excess Return® Index (the “Index”) at maturity. Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 90% of their initial investment if the Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about March 28*, 2013.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about March 25*, 2008 and are expected to settle on or about March 28*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The Deutsche Bank X-Alpha USD Excess Return Index (Bloomberg Ticker: DBGLXAE <Index>)
Issue Price:	100% of the face amount.
Buffer Level:	10%
Participation Rate:	190% – 210%. The actual Participation Rate will be set on the Trade Date.
Payment at Maturity:

•      If the Final Level is greater than the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, if the Index Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)
• If the Index Return is less than or equal to zero, and greater than or equal to -10.00%, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

•      If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1.00% of the face amount of your securities for every 1.00% that the Index declines beyond the Buffer Level. Accordingly, in this case, if the Index Return is less than -10.00%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Level)]
If the Final Level declines from the Initial Level by more than the Buffer Level of 10.00%, you could lose up to $900.00 per $1,000 face amount of BUyS.
Index Return:	Final Level – Initial Level Initial Level
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Trade Date:	March 25*, 2008
Final Valuation Date:	March 25*, 2013, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
Maturity Date:	March 28*, 2013, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 KH 5
ISIN:	US2515A0KH58

*	Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” on page TS-6 of this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, amended underlying supplement no. 14/A, product supplement, addendum to product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement UU dated October 31, 2007, the addendum thereto and amended underlying supplement no. 14/A dated February 28, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Amended underlying supplement no. 14/A dated February 28, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508041971/d424b21.pdf

•	Addendum to product supplement UU dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement UU dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507231376/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes a Participation Rate of 200% and an Initial Level of 2000 (the actual Participation Rate and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return	Payment at Maturity	Return on Security (%)
4000	100%	$3,000	200%
3800	90%	$2,800	180%
3600	80%	$2,600	160%
3400	70%	$2,400	140%
3200	60%	$2,200	120%
3000	50%	$2,000	100%
2800	40%	$1,800	80%
2600	30%	$1,600	60%
2400	20%	$1,400	40%
2200	10%	$1,200	20%
2000	0%	$1,000	0%
1900	-5%	$1,000	0%
1800	-10%	$1,000	0%
1600	-20%	$900	-10%
1400	-30%	$800	-20%
1200	-40%	$700	-30%
1000	-50%	$600	-40%
800	-60%	$500	-50%
600	-70%	$400	-60%
400	-80%	$300	-70%
200	-90%	$200	-80%
0	-100%	$100	-90%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index increases from the Initial Level of 2000 to the Final Level of 2600. Because the Index Return of 30% is positive, the investor receives a payment at maturity of $1,600 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + ($1,000 x 30% x 200%) = $1,600

Example 2: The Index declines from the Initial Level of 2000 to the Final Level of 1900. Because the Index Return of -5% is less than zero, and greater than -10%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount = $1,000

Example 3: The Index declines from the Initial Level of 2000 to the Final Level of 1600. Because the Index Return of -20% is less than -10%, the investor will receive a payment at maturity of $900.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-20% + 10%)] = $900.00

Example 4: The Index declines from the Initial Level of 2000 to the Final Level of 0. Because the Index Return of -100% is less than -10%, the investor will receive a payment at maturity of $100 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-100% + 10%)] = $100

Selected Purchase Considerations

•

APPRECIATION POTENTIAL – The securities provide the opportunity to enhance returns by multiplying a positive Index Return by a Participation Rate of between 190% and 210% (to be determined on the Trade Date). Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10%. If such decline is more than the Buffer Level of 10%, for every 1% decline beyond 10%, you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Return of -30% will result in a 20% loss of your initial investment.

•

RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK X-ALPHA USD EXCESS RETURN® INDEX — The return on the securities is linked to the Deutsche Bank X-Alpha USD Excess Return® Index. The Index is a proprietary index of Deutsche Bank AG, London Branch (the “Index Sponsor”). The Index uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight Deutsche Bank proprietary equity indices (collectively, the “DB Regional Style Indices”) relative to the performance of four well known regional equity benchmark indices maintained by third-party sponsors (collectively, the “Benchmark Indices” and, together with the DB Regional Style Indices, the “Index Constituents”). The regional focus of the Index is the Euro Zone, the United States, Japan and the United Kingdom. In each of these regions, the DB Regional Style Indices seek to identify, from a growth perspective, high short-term earnings momentum stocks and, from a value perspective, low price-earnings ratio or high dividend yielding stocks. The Index is reconstituted on a quarterly basis by the Index Sponsor. For additional information about the Index, see the information set forth under “The Deutsche Bank X-Alpha USD Excess Return® Index” in this term sheet and in the accompanying underlying supplement.

•

CERTAIN INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. It is possible, for instance, that each quarterly reconstitution of the Index might be treated as a taxable event giving rise to short-term capital gain or loss equal to the difference between your tax basis in a security and its fair market value. In addition, it is possible that part or all of your gain on the securities might be treated as ordinary income. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the Index Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 10% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities include commissions paid to agents and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we may be willing to purchase the securities after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•

NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Constituents would have.

•

THE SECURITIES WILL NOT BE LISTED AND WILL LIKELY HAVE LIMITED LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•

WE AND OUR AFFILIATES AND AGENTS MAY ISSUE RESEARCH REPORTS ON SECURITIES THAT ARE, OR MAY BECOME, COMPONENTS OF THE INDEX CONSTITUENTS AND MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH ACTIVITIES COULD AFFECT THE LEVELS OF THE INDEX OR THE INDEX CONSTITUENTS OR THE VALUE OF THE SECURITIES — We and our affiliates and agents may issue research reports on securities that are, or may become, components of the Index Constituents. We may also publish research from time to time on financial markets and other matters that may influence the levels of the Index or the Index Constituents or the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities or with the investment view implicit in the securities or the Index. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index and the levels of the Index Constituents on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index, and of the Index Constituents;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks of the Index Constituents;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Constituents;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying the Index Constituents;

•	the financial condition and results of operations of the companies whose shares comprise the Index Constituents and conditions generally in the industries in which such companies operate;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in some of the Index Constituents are domiciled;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

THE INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Index began on October 3, 2006. Therefore, the Index has very limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date. In addition, effective July 17, 2007, the methodology for the calculation of the Index was changed by the Index Sponsor. For this reason, the actual performance history of the Index for the dates between October 3, 2006 and July 17, 2007 does not reflect the methodology currently in use for the calculation of the Index.

•

AN INVESTMENT LINKED OR RELATED TO THE INDEX WILL NOT BE THE SAME AS AN INVESTMENT IN ANY DB REGIONAL STYLE INDEX, THE BENCHMARK INDEX WITH WHICH IT IS PAIRED OR IN ANY OF THEIR UNDERLYING COMPONENTS — The Index closing level on any trading day will depend on the performance, in relation to each pair of Index Constituents which consists of a DB Regional Style Index and a Benchmark Index (each, an “Index Constituent Pair”), of each DB Regional Style Index compared to the Benchmark Index with which it is paired. If the overall performance of the DB Regional Style Indices compared to the Benchmark Indices, when measured by reference to each Index Constituent Pair, is positive, the Index closing level will rise. Conversely, if the overall performance of the DB Regional Style Indices compared to the Benchmark Indices, when measured by reference to each Index Constituent Pair, is negative, the Index closing level will fall. Therefore, whether or not the Index closing level rises or falls depends not only on whether or not the levels of any of the DB Regional Style Indices and/or the Benchmark Indices rise or fall but rather on the overall comparative performance of the DB Regional Style Indices to the relevant Benchmark Indices when measured by reference to each Index Constituent Pair. You should, therefore, carefully consider the composition and calculation of each DB Regional Style Index and each Benchmark Index which together form each Index Constituent Pair.

•

THE VALUE OF THE INDEX IS BASED UPON THE RETURN OF EACH INDEX CONSTITUENT PAIR. IF THE RETURN OF A DB REGIONAL STYLE INDEX IS POSITIVE BUT IS LESS THAN THE RETURN OF A BENCHMARK INDEX WITH WHICH IT IS PAIRED, THE OVERALL RETURN OF THE RELEVANT INDEX CONSTITUENT PAIR WILL BE NEGATIVE — The value of the Index is based upon the performance of each DB Regional Style Index relative to that of the Benchmark Index with which it is paired. Even if a DB Regional Style Index achieves a positive return, the Index Constituent Pair of which it is a member could achieve a negative return if the Benchmark Index included in such Index Constituent Pair achieves a greater positive return.

•

THE INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL — The Index Constituent Pairs are assigned different weightings in the X-Alpha Model as described in “The Deutsche Bank X-Alpha USD Excess Return® Index” in this term sheet and in “The Deutsche Bank X-Alpha USD Excess Return® Index — Index Constituent Pairs” in the accompanying underlying supplement. One consequence of the unequal weighting of the Index Constituent Pairs is that the same return generated by two Index Constituent Pairs, whether positive or negative, may have a different effect on the performance of the Index.

•

RETURNS GENERATED BY THE INDEX CONSTITUENT PAIRS MAY OFFSET EACH OTHER — At a time when some of the Index Constituent Pairs generate positive returns, other Index Constituent Pairs may generate positive returns that are smaller or they may generate returns that are negative. As a result, positive returns generated by one or more Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other Index Constituent Pairs, particularly if the Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

•

THE RETURNS OF THE INDEX CONSTITUENT PAIRS WILL BE EXPOSED TO FLUCTUATIONS IN EXCHANGE RATES — For the purposes of determining the returns of the Index Constituent Pairs, the currency in which any DB Regional Style Index or Benchmark Index is expressed (if such currency is not U.S. dollars) will be converted into U.S. dollars at the relevant spot exchange rate on each trading day. As a result, any positive or negative return that is generated as a result of the performance of a DB Regional Style Index compared to that of a Benchmark Index with which it is paired is exposed to fluctuations in the exchange rate between the U.S. dollar and the currency in which such DB Regional Style Index and such Benchmark Index are publicly quoted. In addition, appreciation of the U.S. dollar against the currencies of such indices would have the effect of reducing the impact of positive excess returns from the relevant Index Constituent Pairs.

•

THE ACTUAL EXPERIENCED VOLATILITY OF EACH INDEX CONSTITUENT PAIR AND THE X-ALPHA MODEL MAY NOT EQUAL TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE INDEX — As described in “The Deutsche Bank X-Alpha USD Excess Return® Index” in this term sheet and in “The Deutsche Bank X-Alpha USD Excess Return® Index — Calculation and Reconstitution of the Index” in the accompanying underlying supplement, the weighting of each Index Constituent Pair in the X-Alpha Model is adjusted to target a volatility level of 8%. Because this adjustment is based on recently experienced volatility and is subject to a minimum of

50% and a maximum of 150%, the actual volatility realized on the Index Constituent Pairs and the X-Alpha Model will not necessarily equal the volatility target. If returns on the Index Constituent Pairs or the X-Alpha Model coincide with volatility higher than the target, the Index would be exposed less to such returns than if the volatility targeting had not been done. If returns on Index Constituent Pairs or the X-Alpha Model coincide with volatility lower than the target, the Index would be exposed more to such returns than if the volatility targeting had not been done. Such adjustments may have a negative impact on the performance of the Index.

•

THE CALCULATION OF THE INDEX CLOSING LEVEL WILL INCLUDE A DEDUCTION OF THE BORROW FEE — On each trading day, the calculation of the Index closing level will include a deduction of the Borrow Fee to defray transaction costs incurred in relation to the Index on such day, as described in “The Deutsche Bank X-Alpha USD Excess Return® Index — Index Costs” in the accompanying underlying supplement.

•

WE ARE ONE OF THE COMPANIES THAT MAKE UP THE DOW JONES EURO STOXX 50 TOTAL RETURN INDEX™, AND OUR COMMON STOCK MAY BE INCLUDED IN TWO OF THE DB REGIONAL STYLE INDICES, BUT WE ARE NOT AFFILIATED WITH ANY OTHER COMPANY INCLUDED IN THE DOW JONES EURO STOXX 50 TOTAL RETURN INDEX™, ANY OTHER BENCHMARK INDEX OR ANY DB REGIONAL STYLE INDEX — We are one of the companies that make up the Dow Jones EURO STOXX 50 Total Return Index™, and our common stock may be included in two of the DB Regional Style Indices, but we are not affiliated with any of the other companies whose stocks are included in the Dow Jones EURO STOXX 50 Total Return Index™, any of the other Benchmark Indices or any of the DB Regional Style Indices. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying any of the Benchmark Indices, the DB Regional Style Indices or your securities. None of the money you pay us will go to the respective sponsors of the Benchmark Indices (the “Benchmark Index Sponsors”) or to any of the other companies included in the Benchmark Indices or the DB Regional Style Indices, and none of those companies will be involved in the offering of the securities in any way. Neither those companies nor the Benchmark Index Sponsors will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•

DEUTSCHE BANK AG, LONDON BRANCH, AS THE SPONSOR OF EACH DB REGIONAL STYLE INDEX, AND EACH BENCHMARK INDEX SPONSOR MAY ADJUST THE RELEVANT INDEX IN A WAY THAT AFFECTS ITS LEVEL — Deutsche Bank AG, London Branch, as the sponsor of each DB Regional Style Index (the “DB Regional Style Index Sponsor”) and each Benchmark Index Sponsor are responsible for calculating and maintaining the DB Regional Style Indices and the Benchmark Indices, respectively. The DB Regional Style Index Sponsor and any Benchmark Index Sponsor can add, delete or substitute a component stock of a DB Regional Style Index or a Benchmark Index, as the case may be, or make methodological changes that could affect the level of the relevant index. You should realize that any changes in the DB Regional Style Index components or the Benchmark Index components may affect the relevant DB Regional Style Index or Benchmark Index, as the case may be, and may therefore affect the Index, as any newly added component stock may perform significantly better or worse than the component stock it replaces. Additionally, the DB Regional Style Index Sponsor and any Benchmark Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant index. Any of these actions could adversely affect the value of your securities. The DB Regional Style Index Sponsor and the Benchmark Index Sponsors have no obligation to consider your interests in calculating or revising the relevant indices.

•

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE DB REGIONAL STYLE INDEX SPONSOR ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer of the securities, the calculation agent for the securities, the Index Sponsor and the DB Regional Style Index Sponsor. As the Index Sponsor and the DB Regional Style Index Sponsor, Deutsche Bank AG carries out calculations necessary to promulgate the Index and each of the DB Regional Style Indices and maintains some discretion as to how such calculations are made. In particular, the Index Sponsor and the DB Regional Style Index Sponsor have discretion in selecting among methods for calculating the Index and each of the DB Regional Style Indices, respectively, in the event that the regular means of determining the values of the components of the Index or any of the DB Regional Style Indices, as the case may be, are unavailable at the time such determinations are scheduled to take place. The Index Sponsor also has discretion to make changes in the reconstitution periods for the Index, and the DB Regional Style Index Sponsor has discretion under certain circumstances in selecting the component stocks of each DB Regional Style Index. There can be no assurance that any determinations made by Deutsche Bank AG in these various capacities will not affect the levels of the Index or any DB Regional Style Indices or the value of the securities. Because determinations made by Deutsche Bank AG in these roles may affect the Cash Settlement Amount, potential conflicts of interest may exist between Deutsche Bank AG and you.

•

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Return and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that the Final Valuation Date and the Maturity Date will be postponed, and that your return will be adversely affected.

•

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE VALUE OF THE SECURITIES — Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any such market exists, following this offering, the market price of the securities may fall. The negative effect of such sales on the value of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

•

TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the components stocks underlying the Index Constituents, which may have a negative impact on the performance of the Index, and the Index Return. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank X-Alpha USD Excess Return® Index

The following is a brief summary of the Deutsche Bank X-Alpha USD Excess Return® Index and must be read together with the description of the Deutsche Bank X-Alpha USD Excess Return® Index in the accompanying underlying supplement.

The Deutsche Bank X-Alpha USD Excess Return Index (the “Index”) uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight proprietary equity indices (the “DB Regional Style Indices”) maintained by Deutsche Bank AG, London Branch (the “Index Sponsor”) relative to the performance of four well known regional equity benchmark indices maintained by third-party sponsors (the “Benchmark Indices”). The regional focus of the Index is the Euro Zone, the United States, Japan and the United Kingdom. For each of these regions, two DB Regional Style Indices (one that seeks to identify, from a growth perspective, high short-term earnings momentum stocks (the “growth stocks”) and another that seeks to identify, from a value perspective, low price-earnings ratio or high dividend yielding stocks (the “value stocks”) are each paired with a Benchmark Index, for a total of eight index pairs (each, an “Index Constituent Pair”). Each DB Regional Style Index and each Benchmark Index with which it is paired is described under “Additional Information Relating to the DB Regional Style Indices” and “Additional Information Relating to the Benchmark Indices,” respectively, in the accompanying underlying supplement. The eight Index Constituent Pairs are as follows:

Index Constituent Pairs
DB Regional Style Index	Benchmark Index	Regional Weighting
The Euro Zone
The DB Euro Value Total Return Index	The Dow Jones EURO STOXX 50 Total Return IndexTM	15%
The DB Euro Growth Total Return Index	The Dow Jones EURO STOXX 50 Total Return IndexTM	15%
The United States
The DB U.S. Value Total Return Index	The S&P 500® Total Return Index	25%
The DB U.S. Growth Total Return Index	The S&P 500® Total Return Index	25%
Japan
The DB Japan Value Total Return Index	The TOPIX 100® Total Return Index	5%
The DB Japan Growth Total Return Index	The TOPIX 100® Total Return Index	5%
The United Kingdom
The DB U.K. Value Total Return Index	The FTSE 100® Total Return Index	5%
The DB U.K. Growth Total Return Index	The FTSE 100® Total Return Index	5%

The return of each Index Constituent Pair is determined based on the return of the relevant DB Regional Style Index compared to the return of the relevant Benchmark Index. The X-Alpha Model, in turn, reflects a weighted return in U.S. dollars of the eight Index Constituent Pairs. The weighting of each Index Constituent Pair in the X-Alpha Model is based on two components. First, each Index Constituent Pair is assigned a regional weighting, which is specified in the table above. Second, each Index Constituent Pair receives a volatility weighting, which is calculated every three months during the Index reconstitution process and is based on the comparison of the actual volatility experienced by such Index Constituent Pair and the X-Alpha Model as a whole to the target volatility of 8%, subject to a minimum of 50% and a maximum of 150%. During the Index reconstitution process, the overall weighting of each Index Constituent Pair in the X-Alpha Model is determined by multiplying the regional weighting for such Index Constituent Pair by the volatility weighting for such Index Constituent Pair. The Index reconstitution process is described under “The Deutsche Bank X-Alpha USD Excess Return Index — Calculation and Reconstitution of the Index” in the accompanying underlying supplement.

Each of the DB Regional Style Indices is described under “Additional Information Relating to the DB Regional Style Indices” in the accompanying underlying supplement.

As of February 27, 2008, each DB Regional Style Index had the following components:

The DB Euro Value Total Return Index

Name	Weight	Country
DEXIA	5.37	BELGIUM
FORTUM	5.29	FINLAND
SAMPO PLC	5.54	FINLAND
UPM KYMMENE	4.79	FINLAND
ACCOR	5.09	FRANCE
CREDIT AGRICOLE	4.44	FRANCE
FRANCE TELECOM	5.24	FRANCE
GROUPE SOCIETE GENERALE	4.09	FRANCE
DEUTSCHE BANK R	4.86	GERMANY
DEUTSCHE TELEKOM	4.80	GERMANY
ALLIED IRISH BANKS	5.14	IRELAND
BANK OF IRELAND	5.36	IRELAND
ENEL	5.00	ITALY
ENI	5.34	ITALY
INTESA SANPAOLO	4.79	ITALY
TELECOM ITALIA	4.36	ITALY
AEGON	4.73	NETHERLANDS
ING GROEP	4.94	NETHERLANDS
KPN	5.88	NETHERLANDS
PORTUGAL TELECOM R	4.95	PORTUGAL

The DB Euro Growth Total Return Index

Name	Weight	Country
KBC GROUP	4.93	BELGIUM
FORTUM	5.24	FINLAND
NOKIA	5.37	FINLAND
SAMPO PLC	5.48	FINLAND
STORA ENSO R	4.57	FINLAND
UPM KYMMENE	4.74	FINLAND
ACCOR	5.03	FRANCE
ALSTOM	5.51	FRANCE
E.ON	4.83	GERMANY
LINDE	5.63	GERMANY
METRO	5.38	GERMANY
PORSCHE PREF	4.68	GERMANY
VOLKSWAGEN	5.38	GERMANY
ANGLO IRISH CORP	4.94	IRELAND
FIAT	4.67	ITALY
ASML HOLDING NV	3.95	NETHERLANDS
PHILIPS ELECTRONICS	4.99	NETHERLANDS
TNT	5.34	NETHERLANDS
ACS	4.54	SPAIN
TELEFONICA	4.82	SPAIN

The DB U.S. Value Total Return Index

Name	Weight
ACE LTD	3.42
ALLSTATE CP	3.24
AMERICAN INTERNATIONAL GROUP	3.15
ANADARKO PETE	3.46
ARCHER-DANIELS	3.98
BANK OF AMERICA	3.42
CAP ONE FINAN	3.56
CHESAPEAKE ENER	4.00
CHEVRON	3.26
CHUBB CORP	3.44
CITIGROUP	2.86
DOW CHEMICAL CO	3.07
GOLDM SACHS GRP	2.94
HARTFORD FINL	2.89
INTL PAPER CO	3.44
JPMORGAN CHASE & CO	3.34
LEHMAN BROS	3.17
LINCOLN NATL	3.25
LOEWS CORP	3.15
MARATHON OIL	3.14
MORGAN STANLEY	3.12
NUCOR CORP	3.86
PROGRESSIVE CORP	3.63
REGIONS FINANCL	3.30
SUNTRUST BKS	3.37
THE TRAVELERS CO	3.13
VALERO ENERGY	3.12
WACHOVIA CORP	2.97
WASHINGTN MUTUAL	3.75
WELLS FARGO & CO	3.59

The DB U.S. Growth Total Return Index

Name	Weight
ACE LTD	3.71
AON CORP	3.26
APPLE COMP INC	2.38
BIOGEN IDEC	3.81
BOEING CO	3.52
CELGENE CORP	4.21
CORNING INC	3.64
DOMINION RES INC	3.23
EMC CORP	3.11
EXELON CORP	3.42
EXPRESS SCRIPTS	3.38
FLUOR CORP	3.35
GOOGLE	2.52
HARRAHS ENTER	3.79
MEDCO HLTH SOLN	3.45
MEMC ELECTRONIC MATERIALS	3.46
NOBLE CORP	3.50
NTL OILWELL VARC	3.11
NVIDIA CORP	2.43
NYSE EURONEXT	2.90
PROLOGIS	3.19
PRUDENTIAL FINL	3.03
PUBLIC SERVICE ENTERPRISE GP	3.49
SCHERING-PLOUGH	2.90
SCHLUMBERGER LTD	3.42
ST JUDE MEDICAL	3.85
TEXTRON INC	2.98
THE TRAVELERS CO	3.40
TRANSOCEAN INC	3.81
WILLIAMS COS INC	3.77

The DB Japan Value Total Return Index

Name	Weight
ASAHI KASEI	5.02
MITSUB CHEM HLDG	5.09
NIPPON OIL	5.00
NIP STEEL CORP	4.77
SUMITOMO MTL IND	4.74
KOBE STEEL	4.93
JFE HOLDINGS	5.00
NISSAN MOTOR CO LTD	4.91
TOYOTA MOTOR CORP	4.77
HONDA MOTOR CO LTD	4.91
ITOCHU CORP	4.81
MARUBENI	4.94
MITSUI CO LTD	4.96
TOKYO ELECTRON	5.16
SUMITOMO CORP	5.13
RESONA HOLDINGS	5.24
MITSUI TRUST HLD	5.02
ORIX CORP	5.22
SOMPO JAPAN INSURANCE INC	5.46
MITSUI OSK LINES	4.93

The DB Japan Growth Total Return Index

Name	Weight
SEVEN & I HLDG	4.87
MITSUB CHEM HLDG	5.05
TAKEDA PHARM	4.80
ASTELLAS PHARMA	4.75
FUJI PHOTO FILM JAPAN	4.93
BRIDGESTONE CORP	4.92
ASAHI GLASS	4.95
SUMITOMO ELEC	4.89
KOMATSU	5.04
DAIKIN INDS	4.99
SONY CORP	4.98
TDK CORPORATION	4.90
MITSUBISHI HVY	5.17
NINTENDO CO LTD	5.19
TOKYO ELECTRON	5.11
SUMITOMO CORP	5.09
SOMPO JAPAN INSURANCE INC	5.41
MILLEA HOLDINGS INC	5.30
MITSUI OSK LINES	4.89
SOFTBANK	4.78

The DB U.K. Value Total Return Index

Name	Weight
ALLIANCE & LEICS	5.81
AVIVA	5.06
BARCLAYS	5.08
BRITISH AIRWAYS	4.76
CAIRN ENERGY PLC	5.00
ENTERPRISE INNS	4.69
HBOS	4.79
HAMMERSON	5.07
3I GROUP PLC	4.59
KAZAKHMYS	5.02
LAND SECURITIES	5.09
LEGAL + GENERAL GRP	4.82
LIBERTY INTL	4.96
LLOYDS TSB GRP	5.24
PERSIMMON	5.12
ROYAL BANK OF SCOTLAND GRP	5.29
ROYAL DTCH SHL A	4.87
ROYAL DUTCH SHELL B	4.88
RESOLUTION	4.70
TAYLOR WIMPEY PLC	5.16

The DB U.K. Growth Total Return Index

Name	Weight
ASSOCIATED BRIT FOODS	4.94
BAE SYSTEMS	5.20
CARPHONE WAREHOUSE GRP	4.95
CABLE & WIRELESS	5.32
FIRSTGROUP	5.09
3I GROUP PLC	4.78
INTERNATIONAL POWER	4.75
KINGFISHER	5.08
LONDON STOCK EXCHANGE	4.69
MARKS & SPENCER GROUP PLC	4.93
MORRISON (WILLIAM) SUPERMARK	4.92
RECKITT BENCKISER GROUP PLC	4.95
ROYAL DUTCH SHELL B	5.08
SAINSBURY (J)	4.94
SCHRODERS	5.16
SMITHS GROUP PLC	5.01
SCOTTISH & SOUTHERN ENERGY	4.88
SEVERN TRENT	5.04
THOMAS COOK GROUP PLC	5.17
XSTRATA PLC	5.11

Historical Information

The following graphs set forth the historical performance of the Index, the DB Regional Style Indices and the Benchmark Indices based on the daily Index closing levels from October 22, 1996 (the Index inception date) through January 4, 2008. The Index closing level on February 27, 2008 was 2,017.66. The closing level of the DB Euro Value Total Return Index on February 27, 2008 was 5,157.39. The closing level of the DB Euro Growth Total Return Index on February 27, 2008 was 4,715.41. The closing level of the Dow Jones EURO STOXX 50 Total Return IndexTM Index on February 27, 2008 was 2,773.93. The closing level of the DB U.S. Value Total Return Index on February 27, 2008 was 4,415.30. The closing level of the DB U.S. Growth Total Return Index on February 27, 2008 was 3,520.06. The closing level of the S&P 500® Total Return Index on February 27, 2008 was 2,330.64. The closing level of the DB Japan Value Total Return Index on February 27, 2008 was 3,764.19. The closing level of the DB Japan Growth Total Return Index on February 27, 2008 was 1,590.25. The closing level of the TOPIX 100® Total Return Index on February 27, 2008 was 931.68. The closing level of the DB U.K. Value Total Return Index on February 27, 2008 was 4,717.67. The closing level of the DB U.K. Growth Total Return Index on February 27, 2008 was 3,472.78. The closing level of the FTSE 100® Total Return Index on February 27, 2008 was 2,061.35.

The Index has existed only since October 3, 2006. The historical performance data below from October 3, 2006 through February 27, 2008 represent the actual performance of the Index. The historical performance data from October 22, 1996 to September 29, 2006 reflect a retrospective calculation of the levels of the Index using archived data and the original methodology for the calculation of the Index as described in “The Deutsche Bank X-Alpha USD Excess Return® Index — Change in Methodology” in the accompanying underlying supplement. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to October 3, 2006.

The Index closing levels reflected in the graph below for the period from July 17, 2007 through February 27, 2008 were based on the new methodology for the calculation of the Index as described under “The Deutsche Bank X-Alpha USD Excess Return® Index — Change in Methodology” in the accompanying underlying supplement. The Index closing levels reflected in the graph below for the period from January 2, 1998 through July 16, 2007, were based on the original methodology for the calculation of the Index as described under “The Deutsche Bank X-Alpha USD Excess Return® Index — Change in Methodology” in the accompanying underlying supplement and have not been restated. As described in “The Deutsche Bank X-Alpha USD Excess Return® Index — Change in Methodology” in the accompanying underlying supplement, the new methodology for the calculation of the Index would have resulted in lower Index closing levels and annualized return if it had been applied for the period from October 22, 1996 through July 16, 2007. For example, a retrospective calculation of the Index closing level for July 16, 2007 based on the new methodology results in an Index closing level of 2,073.74, compared to the actual Index closing level of 2,184.80 on that date. A retrospective calculation of the annualized return for the Index for the period from October 22, 1996 through July 16, 2007 based on the new methodology results in an annualized return of 7.03%, compared to a retrospectively calculated annualized return of 7.55% calculated based on the original methodology for the same time period. The closing level of the Index on February 27, 2008 was 2017.66.

The DB Euro Value Total Return Index and the DB Euro Growth Total Return Index have existed only since July 1, 2002. The historical performance data below from July 1, 2002 through February 27, 2008 represent the actual performance of such indices. The historical performance data from January 2, 1998 to June 28, 2002 reflect a retrospective calculation of the levels of such indices using archived data and the same methodology as described in “Additional Information Relating to the DB Regional Style Indices” in the accompanying underlying supplement. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the DB Euro Value Total Return Index or the DB Euro Growth Total Return Index was possible at any time prior to July 1, 2002.

The DB U.S. Value Total Return Index and the DB U.S. Growth Total Return Index have existed only since July 1, 2002. The historical performance data below from July 1, 2002 through February 27, 2008 represent the actual performance of such indices. The historical performance data from January 2, 1998 to June 28, 2002 reflect a retrospective calculation of the levels of such indices using archived data and the same methodology as described in “Additional Information Relating to the DB Regional Style Indices” in the accompanying underlying supplement. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the DB U.S. Value Total Return Index or the DB U.S. Growth Total Return Index was possible at any time prior to July 1, 2002.

The DB Japan Value Total Return Index and the DB Japan Growth Total Return Index have existed only since November 1, 2002. The historical performance data below from November 1, 2002 through February 27, 2008 represent the actual performance of such indices. The historical performance data from January 2, 1998 to October 31, 2002 reflect a retrospective calculation of the levels of such indices using archived data and the same methodology as described in “Additional Information Relating to the DB Regional Style Indices” in the accompanying underlying supplement. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the DB Japan Value Total Return Index or the DB Japan Growth Total Return Index was possible at any time prior to November 1, 2002.

The DB U.K. Value Total Return Index and the DB U.K. Growth Total Return Index have existed only since August 1, 2006. The historical performance data below from August 1, 2006 through February 27, 2008 represent the actual performance of such indices. The historical performance data from January 2, 1998 to July 31, 2006 reflect a retrospective calculation of the levels of such indices using archived data and the same methodology as described in “Additional Information Relating to the DB Regional Style Indices” in the accompanying underlying supplement. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the DB U.K. Value Total Return Index or the DB U.K. Growth Total Return Index was possible at any time prior to August 1, 2006.

The methodology and the models used for the constitution and retrospective calculation of the Index and the DB Regional Style Indices were developed with the advantage of hindsight. In reality it is not possible to invest with the advantage of hindsight.

The historical levels of the Index, the DB Regional Style Indices and the Benchmark Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Index, the DB Regional Style Indices or the Benchmark Indices on the Final Valuation Date. We cannot give you assurance that the performance of the Index, the DB Regional Style Indices or the Benchmark Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50%, or $5.00 per $1,000 security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25%, or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.